Exhibit 10.10
SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of the 18 day of September, 2025 (the “Effective Date”), by and between Springpark Place LLC, a Delaware limited liability company (“Landlord”), and Hawkeye 360, Inc., a Delaware corporation(“Tenant”).
W I T N E S E T H:
WHEREAS, pursuant to that certain Lease dated June 12, 2023 by and between Landlord and Tenant (the “Original Lease”) as amended by that certain First Amendment to Lease by and between Landlord and Tenant dated September 9, 2024 (the “First Amendment” and collectively with the Original Lease, the “Existing Lease”), Tenant is leasing from Landlord and Landlord is leasing to Tenant 33,376 rentable square feet of space consisting of the following: (i) approximately 12,678 rentable square feet of space (the “450 Space”) comprising a portion of the first (1st) floor of the building located 450 Springpark Place, Herndon, Virginia (the “450 Building”) and (ii) approximately 20,698 rentable square feet of space (the “485 Premises” and collectively with the 450 Space, the “Existing Premises”) portion of the first (1st) floor of the building located 485 Springpark Place, Herndon, Virginia (the “485 Building”), all as more particularly described in the Existing Lease.
WHEREAS, Landlord and Tenant desire to amend the Existing Lease to, among other things, (i) expand the Premises (as defined in the Original Lease) to include the Expansion Space (hereafter defined) and (ii) extend the Lease Term (as defined in the Original Lease) of the Lease as to the 450 Space and the Expansion Space and (iii) terminate the Lease (hereinafter defined) with respect to the 485 Space on the 485 Space Termination Date (hereinafter defined) on the terms and conditions hereinafter set forth.
NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:
1.    Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by this reference.
2.    Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein. The term “Lease” shall mean the Existing Lease, as amended by this Amendment.
3.    Premises and Expansion Space.
(a)    From and after October 1, 2025 (the “Second Amendment Commencement Date”), the Premises shall hereby be expanded to include the approximately 4,978 rentable square feet of space located in the 450 Building and known as “Suite 800” and as more particularly described on Exhibit A attached hereto (the “Expansion Space”). Accordingly, for purposes of the Lease, as of the Second Amendment Commencement Date, “Premises” shall mean the Existing Premises and the Expansion Space and shall consist of approximately 38,354 rentable square feet (i.e. the combined rentable square footage of the Existing Premises and the Expansion Space). As of the Second Amendment Commencement Date, except as otherwise set forth in this Amendment, all terms and conditions of the Lease applicable to the “Premises” shall apply to the Expansion Space as if all such terms and conditions were completely set forth herein. As of the Second Amendment Commencement Date, all references in the Lease to “450 Premises” shall mean both the 450 Space (which prior to the Second Amendment Commencement Date was the sole component of the 450 Premises) and the Expansion Space.
(b)    Tenant shall accept the Expansion Space and Existing Premises in there then “as is, where is” condition on the Second Amendment Commencement Date and without any representations or warranties regarding the condition thereof. It is understood and agreed that Landlord is under no obligation to make any alterations, decorations, additions or improvements in or to the Expansion Space or any other portion of the Premises in connection with this Amendment.
(c)    The Expansion Space shall not be included in the Warehouse Area (as defined in the First Amendment).
(d)    From and after the Second Amendment Commencement Date, Tenant Proportionate Share with respect to the 450 Premises (i.e. the 450 Space and the Expansion Space) shall be 27.71%, subject to Section 5.4 of the Original Lease.
4.    Term.
(a)    The Lease Expiration Date (as defined in the Original Lease) is currently February 28, 2030 (the “Current Lease Expiration Date” or the “485 Space Termination Date”).
(b)    The Lease Term with respect to the 450 Premises (i.e. the 450 Space and the Expansion Space) is hereby extended to February 28, 2032, unless further extended or earlier terminated in accordance with the terms of the Lease. Accordingly, the Lease Expiration Date as it relates to the 450 Premises (i.e. the 450 Space and the Expansion Space) shall be February 28, 2032, unless further extended or earlier terminated in accordance with the terms of the Lease (the “Extended Lease Expiration Date”).
(c)    The Lease Term with respect to the 485 Space shall terminate on the Current Lease Expiration Date, unless further earlier terminated in accordance with the terms of the Lease.
5.    Base Rent
(a)    Until the Second Amendment Commencement Date, Tenant shall continue to pay Base Rent with respect to the Existing Premises in accordance with the terms of the Existing Lease.
(b)    Commencing on the Second Amendment Commencement Date, Tenant shall pay Base Rent with respect to the Premises as follows:

Period	Annual Base Rent per Square Foot	450 Premises		485 Premises		Total Base Rent
		Annual Base Rent*	Monthly Base Rent	Annual Base Rent*	Monthly Base Rent	Total Annual Base Rent*	Total Monthly Base Rent
10/1125 -9/30/26	$28.38	$501,077.28	$41,756.44	$587,409.24	$48,950.77	$1,088,486.52	$120,690.68
10/1/26 - 9/30/27	$29.16	$514,848.96	$42,904.08	$603,553.68	$50,296.14	$1,118,402.64	$124,007.76
10/1127 - 9/30/28	$29.96	$528,973.76	$44,081.15	$620,112.08	$51,676.01	$1,149,085.84	$127,409.90
10/1/28 - 9/30/29	$30.78	$543,451.68	$45,287.64	$637,084.44	$53,090.37	$1,180,536.12	$130,897.08
10/1/29 - 2/28/30	$31.63	$558,459.28	$46,538.27	$654,677.74	$54,556.48	$1,213,137.02	$134,511.84
*Annualized and subject to the abatement set forth in Section S(d) hereof.
(c)    Commencing on March 1, 2030, Tenant shall pay Base Rent with respect to the space then comprising the Premises (i.e. the 450 Premises) as follows:

Period	Annual Base Rent per Square Foot	450 Premises
		Annual Base Rent*	Monthly Base Rent
3/1/30-9/30/30	$31.63	$558,459.28	$46,538.27
10/1/30 -9/30/31	$32.50	$573,820.00	$47,818.33
10/1/31 -2/28/32	$33.39	$589,533.84	$49,127.82
*Annualized

(d)    Notwithstanding anything contained in this Amendment to the contrary, Tenant’s obligation to pay Monthly Base Rent with respect to the Expansion Space for the one (1) month period following the Second Amendment Commencement Date shall be abated (the “Expansion Space Rent Abatement”). During such period that any portion of the Base Rent is abated, Tenant shall remain obligated to perform all of Tenant’s other obligations under the Lease. In the event Tenant shall be in default beyond the expiration of any applicable notice and cure period prior to the application of entire amount of the Expansion Space Rent Abatement, the Expansion Space Rent Abatement provided in this Section 5(d) shall be of no force or effect and shall be forfeited. The foregoing provisions shall neither be deemed to be a limitation of nor an alternative to the provisions of Article XVIII of the Lease and the remedies therein provided, but shall be deemed to be an additional remedy.
6.    Refurbishment Work.
(a)    Tenant intends to refurbish the Expansion Space (the “Refurbishment Work”), the cost of which shall be borne by Tenant, subject to the Refurbishment Work Allowance (hereinafter defined) as provided in Section 6 below. The Refurbishment Work shall be deemed an alteration under the Lease and shall be subject to all the terms and conditions in the Lease concerning alterations including but not limited to the provisions of Article IX of the Original Lease.
(b)    The Refurbishment Work shall not commence without Landlord’s prior written approval of the work comprising the Refurbishment Work and the plans, specifications and a finish schedule for such improvements, which approval shall not be unreasonably withheld, conditioned or delayed if the proposed Refurbishment Work does not (or will not), in Landlord’s reasonable judgment, (i) affect the structure or safety of the Building; (ii) adversely affect any of the Building Structure or Systems or the functioning thereof; (iii) be or become visible from the exterior of the Premises; (iv) interfere in any adverse manner with the operation of the Building or the provision of services or utilities to other tenants in the Building; or (v) be of a type or quality which is not consistent with the type or quality of alterations customarily made to office space in 450 Comparable Buildings (as defined in the Original Lease). If Landlord hires any third party in connection with the review or inspection of the Refurbishment Work and/or the plans and specification for the Refurbishment Work, Tenant shall reimburse Landlord for the costs thereof (but only as to the cost incurred by Landlord in connection with the review of any components of the Refurbishment Work related to (or which could affect) the Building Structure and Systems) within fifteen (15) days after Landlord provides to Tenant an invoice therefor. Tenant shall pay an administrative fee (the “Supervision Fee”) to Penzance Management, LLC. (“Penzance”) to compensate Penzance, on behalf of Landlord, for reviewing the plans and specifications for the Refurbishment Work and/or monitoring the Refurbishment Work in an amount equal to three percent (3%) of the Hard Construction Costs (hereinafter defined). Tenant authorizes Landlord to deduct the Supervision Fee from the Refurbishment Work Allowance and pay same to Penzance. As used herein, the term “Hard Construction Costs” means the cost of all materials, labor and services incurred in connection with the performance of the Refurbishment Work including, without limitation, the cost of all permits and licenses, contractors’ overhead and profit, insurance, bonds incurred in connection therewith, but not including the costs of architectural and design services. Prior to commencing the Refurbishment Work, Tenant shall provide to Landlord the name and address of each contractor and subcontractor which Tenant intends to employ to perform the Refurbishment Work, the use of which subcontractors and contractors shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall be required to engage Landlord’s base Building subcontractor and Landlord’s MEP engineer in connection with any Refurbishment Work involving fire and life safety and/or HVAC.
(c)    At such time that Landlord has approved the Refurbishment Work and Landlord permits Tenant’s contractors, subcontractors and vendors to enter the Building to perform such work, such entry shall be subject to the observance by Tenant and each contractor, subcontractor and vendor (in each case, a “Contractor”) of all rules and regulations promulgated by Landlord in connection with the performance of work in the Building, including those attached to the Original Lease as Exhibit E.

(d)    In the performance of the Refurbishment Work, Tenant (i) shall comply with all applicable laws, codes, ordinances and regulations of the governmental authorities having jurisdiction and (ii) shall obtain all permits, certificates and other governmental approvals from all governmental entities having jurisdiction thereover which are necessary for the prosecution and completion of the Refurbishment Work.
7.    Refurbishment Work Allowance.
(a)    Landlord agrees to provide Tenant with an allowance (the “Refurbishment Work Allowance”) in the amount of up to Fifty Dollars ($50.00) per rentable square foot of the Expansion Space (ie. $248,900), to be applied against the actual out-of-pocket third party costs and expenses incurred in connection with Refurbishment Work (including the actual construction costs and architectural and engineering fees incurred in connection therewith). Notwithstanding the foregoing, Tenant may utilize up to twenty-five percent (25%) of the Refurbishment Allowance towards costs associated with purchasing and installing Tenant’s furniture, fixtures, equipment and voice and data cabling and wiring in the Expansion Space.
(b)    Provided there is no uncured Event of Default by Tenant under the Lease, Landlord shall pay to Tenant, the Refurbishment Work Allowance (or so much thereof as is necessary to cover the costs against which such Improvement Work Allowance may be applied, as provided above), in periodic disbursements (but not more often than once a month) after Tenant has delivered to Landlord the following documentation (each, an “Refurbishment Work Allowance Request”): (1) a copy of all invoices for expenses covered by such Refurbishment Work Allowance Request marked “paid” by the applicable contractor or vendor; (2) copies of all contracts, bills, invoices, vouchers, change orders and other information relating to the expenses for which reimbursement is being sought as may be requested by Landlord; (3) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (4) a certification from Tenant’s architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (5) contractor’s and subcontractor’s partial waivers of liens on Landlord’s required forms which shall cover all Refurbishment Work for the previous disbursement and the Refurbishment Work for which such contractor is then being paid; (6) with respect to portions of the Refurbishment Work Allowance used to defray construction costs, the portion of the work and materials for which payment is requested have been physically incorporated into the Premises, free of any security interest, lien or encumbrance; and (7) a request to disburse from Tenant. Upon completion of the Refurbishment Work, provided there is no uncured Event of Default by Tenant under the Lease, Landlord shall pay to Tenant the remaining Refurbishment Work Allowance (or so much thereof as is necessary to cover the costs against which such Refurbishment Work Refurbishment Work Allowance may be applied, as provided above) after occurrence of all of the following (the “Final Refurbishment Work Allowance Request”): (A) Tenant has delivered to Landlord contractor’s and subcontractor’s full and final waivers of lien on Landlord’s required forms which shall cover all the Refurbishment Work, (B) Landlord’s inspection and approval of the Refurbishment Work, and (C) Tenant shall have fully performed all of its obligations under the Lease. Notwithstanding anything to the contrary contained in the Lease or this Amendment, Landlord shall have no obligation to disburse more than eighty percent (80%) of the Refurbishment Work Refurbishment Work Allowance prior to Landlord’s receipt from Tenant of the Final Refurbishment Work Allowance Request.
(c)    To the extent that the full amount of the Refurbishment Allowance has not been used in accordance with the foregoing by the earlier of (i) the date when the Refurbishment Work is complete or (ii)April 30, 2026, then the remaining balance of the Refurbishment Allowance shall be retained by Landlord, and Tenant shall have no rights whatsoever with respect thereto.
(d)    Prior to the commencement of the Improvement Work, Tenant shall deliver to Landlord a construction budget for the Refurbishment Work in accordance with the approved plans for the Refurbishment Work for Landlord’s approval (which approval shall not be unreasonably withheld, conditioned, or delayed). In connection with each Refurbishment Work Allowance Request, Tenant shall deliver to Landlord a statement (the “Remaining Refurbishment Work Cost Statement”) which shall be certified by Tenant’s general contractor performing the Refurbishment Work showing (x) the total of all hard and soft costs that remain unpaid with respect to the, Refurbishment Work and (y) the actual cost to complete the Refurbishment Work in accordance with the Plans (the sum of (x) and (y) being referred to hereinafter as, the “Remaining Refurbishment Work Cost”). If Landlord at any time determines that the Remaining Refurbishment Work Cost exceeds the undisbursed portion of the Refurbishment Work Allowance then, Landlord shall make all disbursements of the remaining Refurbishment Work Allowance on a “pari passu” basis with Tenant’s simultaneous contribution and payment to the contractors for the then-applicable costs of the Refurbishment Work (“Tenant’s Contribution”) For example, if at the time of any Allowance Request, the Remaining Refurbishment Work Cost equals One Hundred Thousand Dollars ($100,000) and the remaining balance of Refurbishment Work Allowance payable to Tenant is Sixty Thousand Dollars ($60,000), then Tenant shall pay forty percent (40%) of the costs as Tenant’s Contribution and Landlord shall pay sixty percent (60%) thereof out of the Refurbishment Work Allowance.
8.    485 Space Termination. On or before the 485 Space Termination Date, Tenant shall vacate and surrender to Landlord the 485 Space in the condition that the Premises are required to be surrendered at the end of the Lease Term pursuant to the terms of the Lease, and, as of the 485 Space Termination Date, all of the rights and obligations of Landlord and Tenant under the Lease with respect to the 485 Space shall terminate. In addition, all obligations of Tenant with respect to the 485 Space accruing under the Lease after the 485 Space Termination Date shall terminate (but only to the extent such obligations would have terminated at the end of the Term of the Lease); provided, however, Tenant shall remain obligated for any liabilities or obligations (including without limitation the obligation to pay Monthly Base Rent (as defined in the Original Lease), Rent (as defined in the Original Lease); Additional Rent (as defined in the Original Lease) and any and all other amounts payable under the Lease) with respect to such 485 Space accruing under the Lease prior to the 485 Space Surrender Date (hereinafter defined). As of the 485 Space Termination Date, Landlord shall immediately have all rights with respect to the 485 Space, including without limitation the right to possess, lease and use such 485 Space for any purpose whatsoever. If Tenant fails to vacate the 485 Space on or before the 485 Space Termination Date (i) Tenant shall be a holdover tenant with respect to the 485 Space and the provisions of Article XXII of the Lease governing a holdover of the Premises after the end of the Lease Term shall apply to such holdover of the 485 Space, Landlord shall be entitled to immediately take any and all action necessary to recover possession thereof and may assert any and all other rights and remedies available to Landlord as a result thereof and Tenant shall indemnify and hold harmless Landlord from and against any and all claims, liabilities, costs, expenses, losses and damages (including without limitation reasonable attorneys’ fees and consequential damages) incurred by Landlord as a result of such holdover. The “485 Space Surrender Date” shall mean the later to occur of (i) the 485 Space Termination Date, or (ii) the date that Tenant shall have surrendered to Landlord possession of the 485 Space as required hereunder.
9.    Expansion Space HVAC Units. As of the Effective Date, there exist certain HVAC units that serve the Expansion Space identified on Exhibit B, attached hereto (the “Existing Expansion Space HVAC Units”). For all purposes under the Lease (including but not limited to Section 14.9 of the Original Lease), the Existing Expansion Space HVAC Units shall be Existing HVAC Units (as defined in the Original Lease).
10.    Expansion Space.
(a)    In the event that Suite 1200 or Suite 1000 in the 450 Building (each a “Rofo Space”) is or is reasonably anticipated by Landlord to become vacant and freely available for Landlord to lease during the Lease Term, Landlord shall provide Tenant with written notice (an “Availability Notice”) of the availability of such space (the “Expansion Space”). Provided that (i) no default has occurred under the Lease, (ii) no event is occurring that which with the passage of time or the giving of notice (or both) would be deemed a default if not cured within the applicable cure period, (iii) Tenant has not assigned the Lease and is then occupying ninety percent (90%) of the Premises, (iv) as of the Takeover Date (hereinafter defined), at least two (2) years remain on the Lease Term, and (v) Tenant provides to Landlord written notice (“Expansion Notice”), within ten (10) days after receipt of Landlord’s Availability Notice, of Tenant’s desire to expand the Premises into the Expansion Space, Tenant shall be deemed to have irrevocably committed to lease the Expansion Space at the Expansion Market Rate (hereinafter defined) and executing an amendment (the “Expansion Amendment”) executed and delivered by Landlord and Tenant evidencing such terms.
(b)    Base Rent payable for any such Expansion Space during the remaining Lease Term shall be at the current market rental rate (including market concessions such as improvement allowances and rent abatements) with respect to comparable space in the Market Area (hereinafter defined) (the “Expansion Market Rate”) as agreed upon by Landlord and Tenant, with subsequent escalations in Base Rent thereafter to be determined by market practice with respect to comparable space therein. Landlord and Tenant shall negotiate in good faith to determine the amount of Base Rent for the Expansion Space within thirty (30) days of the date of Landlord’s receipt of Tenant’s Expansion Notice (the “Negotiation Period”).
(c)    In the event Landlord and Tenant are unable to agree upon the Base Rent for the Expansion Space within said thirty (30)-day period, then the Base Rent for the Expansion Space shall be the Expansion Market Rate determined by binding arbitration in accordance with the following procedures. Within fifteen (15) days after the expiration of the Negotiation Period, Landlord and Tenant shall each select a real estate broker (based on the criteria set forth below). Within twenty (20) days of their selection, each broker shall make a written determination of the Expansion Market Rate for the Expansion Space based upon comparable terms for comparable space in the Herndon submarket of Fairfax County, Virginia (the “Market Area”). All determinations of the Expansion Market Rate shall be in writing. The party appointing each broker shall be obligated, promptly after receipt of the valuation report prepared by the broker appointed by such party, to deliver a copy of such valuation report to the other party. If the Expansion Market Rate determination of the broker designated by Landlord is within five percent (5%) of the Expansion Market Rate determination of the broker designated by Tenant, then the Base Rent for the Expansion Space shall be the average of the two Base Rent determinations for the Expansion Space. If the Expansion Market Rate determinations of these two brokers vary by more than five percent (5%), then a third broker shall be selected by the initial two brokers within fifteen (15) business days after the initial two valuation reports have been delivered to the parties (the third broker also having the qualifications set forth below). If a third broker is appointed, the third broker shall review the valuation reports of the initial two brokers and select the one of the initial two valuation reports that reflects such criteria for the Expansion Market Rate for the Expansion Space. The third broker shall promptly deliver a report of his/her determination to each of the parties. The determination of the Expansion Market Rate for the Expansion Space pursuant to this Section 9(c) shall be binding upon Landlord and Tenant. The expenses of each of the first two brokers appointed under this Section 9(c) shall be borne by the party appointing such broker. The expenses of the third broker appointed under this Section 9(c) be paid one-half (½) by Landlord and one-half (½) by Tenant.
(d)    The real estate brokers selected by Landlord and Tenant shall have the following qualifications: (i) must be an independent and licensed real estate broker in the Commonwealth of Virginia; (ii) must have a minimum of ten (10) years’ experience in commercial office leasing in the Market Area; (iii) must be an active broker in the Market Area and known for commercial office expertise; (iv) must have experience representing both landlords and tenants; (v) in the case of the third broker only, is not then representing either Landlord or Tenant; and (vi) in the case of the third broker only, shall not have been involved in any disputes with Landlord, Tenant or any of the other brokers. In the event that real estate brokers with the qualifications described in this Section 9(d) are unavailable, qualified consultants with similar qualifications may be substitutes.
(e)    If Tenant is deemed to have irrevocably committed to lease any Expansion Space in accordance with this Section 9, Tenant shall execute the Expansion Amendment modifying the Lease to expand the Premises into the Expansion Space within fifteen (15) days after Landlord provides such amendment to Tenant.
(f)    If Tenant leases the Expansion Space, within the time and in the manner provided in this Section 9, then as of the Takeover Date, the following shall apply:
(i)    the Expansion Space shall be added to, and become a part of, the Premises, and Tenant’s lease thereof shall be governed by all of the provisions of the Lease, except as otherwise set forth in the Expansion Amendment;
(ii)    the rentable area of the Premises shall be increased by the rentable area of the Expansion Space, as determined by Landlord’s architect;
(iii)    Tenant shall commence paying rent based upon the newly increased rentable area of the Premises subject to the terms of the Expansion Amendment;
(iv)    the Base Rent per square foot of rentable area of the Expansion Space shall be equal to the amount set forth in the Expansion Amendment;
(v)    Landlord shall have the right to require an additional security deposit from Tenant in connection with its leasing of any Expansion Space if Landlord determines additional security is appropriate based on Landlord’s out-of-pocket costs in connection with such Expansion Space and Tenant’s then financial condition and creditworthiness;
(vi)    the Expansion Space shall be delivered to Tenant in “as is” condition (subject to the application of any agreed upon concessions set forth in the Expansion Amendment); and Landlord, subject to the application of any agreed upon concessions set forth in the Expansion Amendment, shall have no obligation to make any alterations, decorations, additions or improvements in or to the Expansion Space or provide any construction or other allowance, rent abatement or credit or any other concession in connection with the leasing of the Expansion Space; and (vii)    the “Takeover Date”, subject to the application of any agreed upon concessions, shall be the date the initial tenant’s lease of Expansion Space has expired and Landlord has delivered such space to Tenant.
(g)    Notwithstanding anything to the contrary contained in this Section 9, Landlord and Tenant agree that Tenant’s right to Lease any ROFO Space is subject to (i) any and all contractual obligations of Landlord in leases existing as of the date by which this Amendment is fully executed, including without limitation any expansion rights and rights of first negotiation or first refusal possessed by party, (ii) any and all contractual obligations of Landlord in leases with respect to any ROFO Space existing after the date Tenant elects not to lease such ROFO Space and (iii) any and all renewal or extensions of the term of any lease with respect to the ROFO Space, whether or not the right to so extend or renew currently exists, is hereafter granted or otherwise agreed to by Landlord. In addition, the provision of this Section 9 shall be personal to Hawkeye 360, Inc. and cannot be exercised by any assignee (other than to a Qualified Tenant Affiliate), subtenant or any other person or entity.
(h)    In the event that Tenant leases the Expansion Space from Landlord within the time and manner provided in this Section 9, and Landlord is unable to deliver possession of such space to Tenant for any reason or condition beyond Landlord’s control, including, without limitation, the failure of an existing tenant to vacate such space, Landlord, its agents and employees, shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof.

11.    Ratification. Except as expressly amended by this Amendment, all other terms, conditions and provisions of the Lease are hereby ratified and confirmed and shall continue in full force and effect.
12.    Estoppel. Tenant hereby certifies and acknowledges that, as of the date of the mutual execution of this Amendment, (a) Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; and (c) there are no offsets against rent. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (iii) Landlord is relying on such representations in entering into this Amendment.
13.    Representations. Tenant hereby represents and warrants to Landlord that (i) Tenant has full power and authority to execute and perform this Amendment; (ii) Tenant has taken all action necessary to authorize the execution and performance of this Amendment; and (iii) Landlord is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms.
14.    Miscellaneous. This Amendment (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (subject to the restrictions on assignment set forth in the Lease); (ii) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles; and (iii) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement. This Amendment contains and embodies the entire agreement of the parties hereto with respect to the matters set forth herein, and supersedes and revokes any and all negotiations, arrangements, letters of intent, representations, inducements or other agreements, oral or in writing with respect to such matters. No representations, inducements or agreements, oral or in writing, between the parties with respect to such matters, unless contained in this Amendment, shall be of any force or effect.
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to Lease under seal as of the day and year first above written.

TENANT:

HAWKEYE 360, INC.,
a Delaware corporation

By:	/s/ Chris Herndon	[seal]
Name: Chris Herndon
Title: COO

LANDLORD:

SPRINGPARK PLACE LLC
a Delaware limited liability company

Penzance DC Real Estate Fund REIT LLC,
a Delaware limited liability company,
Its Sole Member

Penzance DC Real Estate Fund REIT Manager LLC
a Delaware limited liability company,
its Manger

	By:	/s/ Michael Lefkowitz	[seal]
Name: Michael Lefkowitz
Title: Authorized Signatory

EXHIBIT A

EXPANSION SPACE

EXHIBIT B

EXPANSION SPACE HVAC UNITS